Exhibit 10.7

MUTUAL GENERAL RELEASE AND SETTLEMENT AGREEMENT

Mutual General Release and Settlement Agreement (“Agreement”) is executed as of May 11, 2017, by and between Diego Pellicer Worldwide, Inc., a Delaware Corporation (“DPWW”), Douglas C. Anderson (“Anderson”), and Harrigan Leyh Farmer & Thomsen LLP (“HLFT”) (collectively, the ” Parties”).

I. RECITALS

WHEREAS, HLFT was counsel to Anderson in Davis v. Anderson, et al., Case No. 16- 2-29351-4 (King County Sup. Ct.) (“Davis Litigation”), and is counsel to Anderson in Anderson v. Diego Pellicer Worldwide, Inc., AAA Case Number O1-17-0001-5429 (“Anderson Arb it ration” ) (collectively, the “Anderson Actions”);

WHEREAS, Anderson and HLFT have demanded and asserted a right to have Anderson’s legal fees paid by DPWW as a result of services rendered by HLFT in the Anderson Actions;

WHEREAS, DPWW acknowledges its obligation to pay Anderson’s legal fees incurred by HLFT in connection with the Davis Litigation but bas denied that it is obligated to pay Anderson’ s legal fees incurred by HLFT in connection with the Anderson Arbitration;

WHEREAS, HLFT has agreed to accept a discounted fee for services rendered to Anderson in connection with the Anderson Actions in an effort to resolve the matter;

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

II. AGREEMENT

1. Upon the execution of this Agreement by the Parties, DPWW agrees to pay to HLFT the principal sum of $70,000.00 (the “Settlement Sum”). The Settlement Sum shall be payable in seven (7) payments, with the fust payment of $10,000.00 being due May 10, 2017 . Thereafter, DPWW shall pay or cause to be paid to HLFT $10,000.00 on the first business day of the month for the following six (6) months. Said payment shall be made through a check or wire transfer payable to Harrigan Leyh Farmer & Thomsen LLP and delivered to Shane Cramer, Esq., or another attorney/individ ual designated by HLFT.

2. To secure the Settlement Sum, the Company agrees to execute and deliver to HLFT a Confession of Judgment in the amount of Seventy Thousand dollars ($70,000), bearing interest at the statutory rate of twelve percent per annum (12%) from the Settlement Date; however, if the Payment is made timely and in full, the Confession of Judgment shall not be presented to any Court and HLFT will waive and discharge the Company from all interest. Such Confession shall further contain a provision for the recovery of all costs, expenses, and attorneys’ fees incurred (whether a lawsuit is instituted or not). A true and correct copy of the executed Confession of Judgment is attached hereto as Attachment A.

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3. By execution of this Agreement and for the good and valuable consideration described herein, HLFT agrees to release and forever discharge DPWW, its employees, officers, and directors from any and all manner of actions, causes of action, losses, damages, claims, suits, whether known or unknown, direct or indirect, now existing, arising from attorney’s fees owed by Anderson to HLFT relating to the Anderson Actions, from the beginning of time to the date of execution of this Agreement.

4. By execution of this Agreement and for the good and valuable consideration described herein, DPWW does hereby release and forever discharge HLFT, its employees, officers, and directors, from any and all manner of actions, causes of action, losses, damages, claims, suits, whether known or unknown, direct or indirect, now existing, arising from the Anderson Litigations, from the beginning of time to the date of execution of this Agreement.

5. It is expressly agreed and understood by the Parties that neither the releases nor any other provisions of this Agreement are intended to release the DPWW from the obligations contained herein (or the separate Settlement Agreement executed this same date by Anderson, his counsel, and DPWW), and each Party to this Agreement hereby expressly reserves any claims arising solely out of the obligations created by this Agreement.

6. This Agreement may be executed in counterparts, each of which shall be deemed an original, and all of which together shall be deemed one and the same instrument.

7. Each Party represents and warrants that each has freely entered into this Agreement and relies upon its or his own judgment and the judgment of their respective counsel regarding every aspect of this Agreement, and that no statements or representations (expressed or implied), other than those contained in this Agreement, influenced or induced any of the Parties to execute this Agreement.

8. This Agreement represents the entire understanding between DPWW and HLFT, fully settles all disputes, claims and debts between DPWW and HLFT, and no statements, promises or inducements by DPWW and HLFT to one another shall be valid or binding unless they are contained in this Agreement.

9. This Agreement shall be governed and construed in accordance with the laws of the State of Washington without giving effect to its conflicts of laws provisions. Any disputes arising out of the interpretation or enforcement of this Agreement shall be resolved exclusively in the state or federal court having jurisdiction over Seattle, Washington.

10. Each Party agrees that the terms of this Agreement are confidential and shall not be disclosed publicly by any party. However, nothing in this provision shall apply to statements or disclosures required by law, regulation or accounting rules.

11. Each of the undersigned expressly represents that he or she is duly authorized by his/her respective Party listed herein to sign this Agreement as a binding and enforceable legal instrument.

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12. This Agreement may not be modified or amended except by written agreement signed by the Parties.

IN WITNESS WHEREOF, the Parties execute this Agreement on date set forth above.

Harrigan Leyh Farmer & Thomsen LLP		Diego Pellicer Worldwide, Inc.

By:		By:	/s/ Ron Throgmartin
Name:		Name:	Ron Throgmartin
Title:	Managing Partner	Title:	Chief Executive Officer

Douglas C. Anderson

/s/ Douglas Anderson
Douglas Anderson

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